EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on (Form S-8 No. 333-113753) of Xcyte Therapies, Inc. and in the related Prospectus of our report dated March 30, 2005, with respect to the financial statements of Xcyte Therapies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Seattle, Washington

March 31, 2005